Exhibit 99.1

Satsuma Pharmaceuticals, Inc.

Satsuma Pharmaceuticals, Inc. Announces Closing of Initial Public Offering

South San Francisco, California, September 17, 2019 — Satsuma Pharmaceuticals, Inc. (“Satsuma” or the “Company”) (Nasdaq: STSA), a clinical-stage biopharmaceutical company developing STS101 (dihydroergotamine (DHE) nasal powder) for the acute treatment of migraine, today announced the closing of the Company’s previously announced initial public offering of 5,500,000 shares of common stock at a public offering price of $15.00 per share, which does not include the exercise by the underwriters of their option to purchase up to an additional 825,000 shares of common stock. Aggregate gross proceeds to the Company were approximately $82.5 million, before underwriting discounts, commissions and estimated offering expenses. All of the shares in the offering were offered by Satsuma. Satsuma’s common stock is listed on The Nasdaq Global Market under the ticker symbol “STSA.”

Credit Suisse, SVB Leerink and Evercore ISI acted as joint book-running managers for the offering.

Registration statements relating to the shares sold in this offering were declared effective by the Securities and Exchange Commission on September 12, 2019. The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from: Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, Eleven Madison Avenue, New York, NY, 10010, by telephone at 1-800-221-1037 or by e-mail: usa.prospectus@credit-suisse.com; SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, by telephone at 1-800-808-7525, ext. 6132, or by email at syndicate@svbleerink.com; or Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 36th Floor, New York, NY 10055, by telephone at 1-888-474-0200 or by e-mail: ecm.prospectus@evercore.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

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Contact:

Investors

Tom O’Neil, Chief Financial Officer

Satsuma Pharmaceuticals, Inc.

tom@satsumarx.com

Media

Tom O’Neil, Chief Financial Officer

Satsuma Pharmaceuticals, Inc.

tom@satsumarx.com